May 31, 2000

Securities and Exchange Commission

450 Fifth Street, N.W.

Washington, DC 20549

Gentlemen:

We have read Item 4 of Form 8-K dated May 31, 2000, of Moto Photo, Inc. and are in agreement with the statements contained in paragraphs (a), (b), (c), (d) and (e) on page 2 therein. We have no basis to agree or disagree with other statements of the registrant contained therein.

/s/ Ernst & Young LLP